Exhibit 99.1
Resource Center: 1-800-732-6643

Contact:	Brian Faith
202-752-6720

Number:	4845a

Date:	November 5, 2009
Fannie Mae Reports Third-Quarter 2009 Results
WASHINGTON, DC – Fannie Mae (FNM/NYSE) reported a net loss of $18.9 billion in the third quarter of 2009, compared with a loss of $14.8 billion in the second quarter of 2009. Including $883 million of dividends on our senior preferred stock held by the U.S. Department of Treasury, the net loss attributable to common stockholders was $19.8 billion, or ($3.47) per diluted share, in the third quarter of 2009, compared with a loss of $15.2 billion, or ($2.67) per diluted share, in the second quarter of 2009. Third-quarter results were largely due to $22.0 billion of credit-related expenses, reflecting the continued build of the company’s combined loss reserves and fair value losses associated with the increasing number of loans that were acquired from mortgage-backed securities trusts in order to pursue loan modifications.
The loss resulted in a net worth deficit of $15.0 billion as of September 30, 2009, taking into account unrealized gains on available-for-sale securities during the third quarter. As a result, on November 4, 2009, the Acting Director of the Federal Housing Finance Agency (FHFA) submitted a request for $15.0 billion from Treasury on the company’s behalf. FHFA has requested that Treasury provide the funds on or prior to December 31, 2009.
The company continued to concentrate on preventing foreclosures and providing liquidity to the mortgage market during the third quarter of 2009, with much of our effort focused on the Making Home Affordable Program. As of September 30, 2009, approximately 189,000 Fannie Mae loans were in a trial period or a completed modification under the Home Affordable Modification Program. In addition, we completed loan workouts outside of the Home Affordable Modification Program, including modifications, HomeSaver AdvancesTM, repayment plans and forbearances, preforeclosure sales, and deeds in lieu of foreclosure, that we describe further in “Other Home-Retention and Foreclosure-Prevention Efforts” below.
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Third-Quarter 2009 Results
Page Two
Summary of Third-Quarter 2009 Financial Results

(dollars in millions, except per share amounts)	3Q09	2Q09	Variance	3Q09	3Q08	Variance
Net interest income	$3,830	$3,735	$95	$3,830	$2,355	$1,475
Guaranty fee income	1,923	1,659	264	1,923	1,475	448
Trust management income	12	13	(1)	12	65	(53)
Fee and other income	182	184	(2)	182	164	18

Net revenues	5,947	5,591	356	5,947	4,059	1,888
Investment gains (losses), net (1)	785	(45)	830	785	219	566
Net other-than-temporary impairments(1)	(939)	(753)	(186)	(939)	(1,843)	904
Fair value gains (losses), net (2)	(1,536)	823	(2,359)	(1,536)	(3,947)	2,411
Losses from partnership investments	(520)	(571)	51	(520)	(587)	67
Administrative expenses	(562)	(510)	(52)	(562)	(401)	(161)
Credit-related expenses (3)	(21,960)	(18,784)	(3,176)	(21,960)	(9,241)	(12,719)
Other non-interest expenses (1)(4)	(242)	(508)	266	(242)	(172)	(70)

Net losses and expenses	(24,974)	(20,348)	(4,626)	(24,974)	(15,972)	(9,002)
Loss before federal income taxes and extraordinary losses	(19,027)	(14,757)	(4,270)	(19,027)	(11,913)	(7,114)
Benefit (provision) for federal income taxes	143	(23)	166	143	(17,011)	17,154
Extraordinary losses, net of tax effect	—	—	—	—	(95)	95

Net loss	(18,884)	(14,780)	(4,104)	(18,884)	(29,019)	10,135

Less: Net (income) loss attributable to the noncontrolling interest	12	26	(14)	12	25	(13)

Net loss attributable to Fannie Mae	$(18,872)	$(14,754)	$(4,118)	$(18,872)	$(28,994)	$10,122
Preferred stock dividends	(883)	(411)	(472)	(883)	(419)	(464)
Net loss attributable to common stockholders	$(19,755)	$(15,165)	(4,590)	$(19,755)	$(29,413)	9,658

Diluted loss per common share	$(3.47)	$(2.67)	$(0.80)	$(3.47)	$(13.00)	$9.53

(1)	Prior to the April 2009 change in impairment accounting described in our quarterly report on Form 10-Q for the period ended September 30, 2009, net other-than-temporary impairments also included the non-credit portion, which in subsequent periods is recorded in other comprehensive income. Certain prior period amounts have been reclassified to conform with the current period presentation in our condensed consolidated statements of operations.

(2)	Consists of the following: (a) derivatives fair value gains (losses), net; (b) trading securities gains (losses), net; (c) hedged mortgage assets gains (losses), net; (d) debt foreign exchange gains (losses), net; and (e) debt fair value gains (losses), net.

(3)	Consists of provision for credit losses and foreclosed property expense.

(4)	Consists of the following: (a) debt extinguishment gains (losses), net; and (b) other expenses.
Net revenue was $5.9 billion in the third quarter of 2009, up 6 percent from $5.6 billion in the second quarter of 2009:
•	Net interest income was $3.8 billion, up 3 percent from $3.7 billion in the second quarter of 2009, as lower funding costs more than offset a decline in the average yield on our interest-earning assets.
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Third-Quarter 2009 Results
Page Three
•	Guaranty fee income was $1.9 billion, up 16 percent from $1.7 billion in the second quarter of 2009. Our average effective guaranty fee rate increased due to an increase in the fair value of buy-ups and certain guaranty assets. Average outstanding Fannie Mae mortgage-backed securities and other guarantees also increased.
Credit-related expenses, which are the total provision for credit losses plus foreclosed property expense, were $22.0 billion, compared with $18.8 billion in the second quarter of 2009. The primary drivers of credit-related expenses were increases in fair value charges related to our acquisition of credit-impaired loans from MBS trusts and the continuing build of our combined loss reserves. The increase in fair value charges in the third quarter accounted for all of the increase in credit-related expenses compared with the second quarter.
Fair value losses associated with acquiring credit-impaired loans from MBS trusts increased $5.5 billion in the third quarter to $7.7 billion due to the rising volume of loan workouts, including modifications under the Home Affordable Modification Program. When our acquisition cost of a credit-impaired loan exceeds its estimated fair value, we record a fair value loss at the time we acquire the loan. These charges are recorded as part of our provision for credit losses, which increased to $21.9 billion, compared with $18.2 billion in the second quarter of 2009.
Including the effect of $7.7 billion of fair value losses described above, our provision for credit losses exceeded net charge-offs of $11.1 billion by $10.8 billion, as we continued to build our combined loss reserves, which represent our current estimate of probable losses incurred in our guaranty book of business as of September 30, 2009. The credit performance of loans in our guaranty book of business continued to deteriorate, as high unemployment and cumulative declines in home prices have increased stress on a broad segment of borrowers. In addition, certain states, higher-risk loan product types, and our 2006 and 2007 vintages continued to account for a disproportionate share of delinquencies and credit losses.
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Third-Quarter 2009 Results
Page Four
The seriously delinquent loans in our single-family book of business, which we define as those loans 90 or more days delinquent or in the process of foreclosure, increased and aged during the third quarter. This was caused by a greater number of loans that transitioned to seriously delinquent status, while the proportion of already seriously delinquent loans that cured or transitioned to completed foreclosures declined. Factors contributing to the increase in serious delinquencies included: high unemployment that hampered the ability of many delinquent borrowers to cure their delinquencies; Home Affordable Modifications in trial periods, which remain classified as delinquent; our directive that servicers delay foreclosure sales until other alternatives, including Home Affordable Modification, have been exhausted; and, the slowdown in the legal process for foreclosures in a number of states. Our proportion of seriously delinquent loans over 180 days past due represented 55 percent of seriously delinquent loans as of September 30, 2009.
We expect that our credit losses and credit loss ratio will continue to increase for the remainder of 2009 and during 2010. However, we also believe that, absent further economic deterioration, our credit-related expenses will be less in 2010 than in 2009.
Combined loss reserves were $65.9 billion on September 30, 2009, up from $55.1 billion on June 30, 2009, and $24.8 billion on December 31, 2008. The combined loss reserves were 2.14 percent of our guaranty book of business on September 30, 2009, compared with 1.80 percent on June 30, 2009, and 0.83 percent on December 31, 2008.
Total nonperforming loans in our guaranty book of business were $198.3 billion, compared with $171.0 billion on June 30, 2009, and $119.2 billion on December 31, 2008. The carrying value of our foreclosed properties was $7.3 billion, compared with $6.2 billion on June 30, 2009, and $6.6 billion on December 31, 2008.
Net fair value losses were $1.5 billion, compared with a net fair value gain of $823 million in the second quarter of 2009. Net gains of $1.7 billion on our trading securities were due primarily to narrowing spreads on commercial mortgage-backed securities, as well as from the decline in interest rates. These gains were more than offset by $3.1 billion in derivatives fair value losses due to a decrease in swap rates, the time decay of our purchased options, and losses on our mortgage commitments.
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Third-Quarter 2009 Results
Page Five
Net other-than-temporary impairment was $939 million, compared with $753 million in the second quarter of 2009. The impairments were driven by increased loss expectations on our private-label securities, primarily from Alt-A securities.
We provide further discussion of our financial results and condition, credit performance, fair value balance sheets and other matters in our quarterly report on Form 10-Q for the quarter ended September 30, 2009, which was filed today with the Securities and Exchange Commission. Further information about our credit performance, the characteristics of our guaranty book of business, the drivers of our credit losses, our foreclosure-prevention efforts, and other measures is contained in the “2009 Third Quarter Credit Supplement” on Fannie Mae’s Web site, www.fanniemae.com.
Net Worth and U.S. Treasury Funding
We had a net worth deficit of $15.0 billion as of September 30, 2009. As noted above, the Acting Director of FHFA has requested $15.0 billion of funds from Treasury on our behalf under the terms of the senior preferred stock purchase agreement between Fannie Mae and Treasury to eliminate our net worth deficit as of September 30, 2009. On September 30, 2009, Treasury provided to us $10.7 billion under the terms of the senior preferred stock purchase agreement to cure our net worth deficit as of June 30, 2009. As a result of this draw, the aggregate liquidation preference of the senior preferred stock increased from $35.2 billion to $45.9 billion as of September 30, 2009. It will increase to $60.9 billion upon the receipt of funds from Treasury to eliminate our third-quarter 2009 net worth deficit. We expect to have a net worth deficit in future periods, and therefore will be required to obtain additional funding from Treasury pursuant to the senior preferred stock purchase agreement.
Fair Value Update
Our estimated fair value net asset deficit was $90.4 billion as of September 30, 2009, compared with $102.0 billion as of June 30, 2009. The deficit as of September 30, 2009 reflected the benefit of $10.7 billion of capital received from Treasury in the third quarter under the senior preferred stock purchase agreement. Excluding the benefit of capital received from the Treasury in the third quarter, our estimated fair value net asset deficit remained relatively flat as compared with the second quarter, driven by continued deterioration in the fair value of our guaranty book of business, offset by favorable changes in the spread between mortgage assets and associated debt and derivatives.
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Third-Quarter 2009 Results
Page Six
Making Home Affordable
During the third quarter of 2009, we continued to focus our home-retention, foreclosure-prevention, and refinance efforts on the Making Home Affordable Program, which has been updated to expand the benefits available through the program to more borrowers.
Home Affordable Modification Program
In August and September 2009, Treasury issued guidance under the Home Affordable Modification Program to address the fact that, in many cases, lenders did not receive the documentation required to complete a modification within the time period initially required, even though the borrowers made payments on their trial modifications. Under the guidance, servicers may offer borrowers a grace period to send in the necessary documents to complete their modifications. In October, Treasury issued additional guidance that streamlined the borrower documentation required for modifying a loan under the program and further extended the grace period.
We recently provided guidance to servicers that, beginning December 1, 2009, a Home Affordable Modification should not be offered on a Fannie Mae loan without our consent if the estimated value of not modifying the loan would exceed the estimated value of modifying the loan by more than $5,000.
Our volumes under the Home Affordable Modification Program increased in the third quarter, with approximately 189,000 Fannie Mae loans, as noted above, either in a trial modification period or having completed modification as of September 30, 2009, as reported by servicers to the system of record for the Home Affordable Modification Program. In the coming months, we expect the pace of new trial modifications being initiated to moderate as servicers focus on converting modifications currently in trial periods into completed modifications.
In addition to participating in the Home Affordable Modification Program, Fannie Mae serves as the program administrator. As of September 30, 2009, over 60 servicers had signed up to offer modifications on non-agency loans under the program.
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Third-Quarter 2009 Results
Page Seven
On October 8, 2009, Treasury announced that, as of September 30, 2009, approximately 487,000 loans were in a trial period or a completed modification under the Home Affordable Modification Program as a whole. Treasury also said that the goal it set in July 2009 of having 500,000 trial modifications in progress by November 1, 2009 had been achieved. Most of the trial modifications are in a required trial period, or in the grace period for borrowers to submit necessary documentation, and therefore are not yet eligible to convert into completed modifications.
Home Affordable Refinance Program
In July 2009, FHFA announced authorization for us to expand the Home Affordable Refinance Program to permit refinancings of borrowers’ existing mortgage loans that have an unpaid principal balance of up to 125 percent of the current value of the property, an increase from the program’s initial 105 percent limit. We began acquiring these mortgage loans on September 1, 2009.
During the third quarter of 2009, we acquired or guaranteed approximately 626,000 loans that were refinances. Approximately 136,000 loans represented refinances through our Refi PlusTM initiatives, including approximately 46,000 loans that were refinanced under the Home Affordable Refinance Program. Our refinance acquisitions during the third quarter of 2009 reflect the many second quarter loan applications closed and delivered during the third quarter. We believe the most significant factor that will affect the number of borrowers refinancing under the Home Affordable Refinance Program is mortgage interest rates.
Additional information about the Home Affordable Refinance Program and the Home Affordable Modification Program, including a description of eligibility requirements, is available at www.MakingHomeAffordable.gov.
The Making Home Affordable Program will likely have a material adverse effect on our business, results of operations, and financial condition, including our net worth. To the extent that the program is successful in reducing foreclosures and keeping borrowers in their homes, however, it may benefit the overall housing market and help in reducing our long-term credit losses as long as other factors, such as continued declines in home prices or continuing high unemployment, do not result in the need for a significant number of new solutions for borrowers.
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Third-Quarter 2009 Results
Page Eight
Other Home-Retention and Foreclosure-Prevention Efforts
Fannie Mae took a number of other home-retention and foreclosure-prevention actions (including those undertaken in conjunction with our servicing partners) during the third quarter of 2009. The following information does not include trial modifications under the Home Affordable Modification Program or repayment and forbearance plans that were initiated but not completed as of September 30, 2009:
•	Loan modifications of 27,686, compared with 16,684 in the second quarter of 2009. This figure includes completed modifications under the Home Affordable Modification Program, but the increase was due primarily to borrowers who received modifications outside of the program.

•	HomeSaver Advance™ loans of 4,347, compared with 11,662 in the second quarter of 2009. The number of HomeSaver Advances fell in the third quarter as an increasing number of borrowers were offered trial modifications under the Home Affordable Modification Program.

•	Repayment plans/forbearances completed of 5,398, compared with 4,752 in the second quarter of 2009.

•	Preforeclosure sales and deeds-in-lieu of foreclosure of 11,827, compared with 8,360 in the second quarter of 2009.
We acquired 40,959 single-family real estate-owned (“REO”) properties through foreclosure in the third quarter of 2009, compared with 32,095 in the second quarter of 2009. As of September 30, 2009, our inventory of single-family REO properties was 72,275, compared with 62,615 at the end of the second quarter of 2009.
Our single-family foreclosure rate, which reflects the annualized number of single-family properties acquired through foreclosure as a percentage of the total number of loans in our conventional single-family mortgage credit book of business, was 0.72 percent on an annualized basis for the third quarter of 2009, compared with 0.63 percent for the second quarter of 2009.
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Third-Quarter 2009 Results
Page Nine
Business and Liquidity Update
Our mortgage credit book of business increased to $3.23 trillion as of September 30, 2009, from $3.19 trillion as of June 30, 2009, and from $3.11 trillion on December 31, 2008. New business acquisitions — Fannie Mae MBS issuances acquired by others and our mortgage portfolio purchases — were $234.7 billion in the third quarter, compared with $239.8 billion in the second quarter of 2009. Our estimated market share of new single-family mortgage-related securities issuance was 44.0 percent in the third quarter of 2009.
We continue to provide liquidity to the mortgage market through our whole loan conduit activities, early funding program, and dollar-roll transactions.
We experienced strong demand for our debt securities during the first nine months of 2009. We believe that our status as a government-sponsored enterprise and continued federal government support of our business and the financial markets is essential to maintaining our access to debt funding. Demand for our debt securities could decline in the future if the government does not extend or replace the Treasury credit facility, which expires on December 31, 2009, and as the Federal Reserve concludes its agency debt and MBS purchase programs during the first quarter of 2010, or for other reasons. As of the date of this release, however, we have experienced strong demand for our debt securities that mature after the scheduled expirations of the Treasury credit facility and Federal Reserve purchase programs.
Fannie Mae conducts its activities through three complementary businesses: Single-Family Credit Guaranty, Housing and Community Development (HCD), and Capital Markets. Our Single-Family Credit Guaranty business works with our lender customers to securitize single-family mortgage loans into Fannie Mae MBS and to facilitate the purchase of single-family mortgage loans for our mortgage portfolio. HCD works with our lender customers to securitize multifamily mortgage loans into Fannie Mae MBS and to facilitate the purchase of multifamily mortgage loans for our mortgage portfolio. Our HCD business also makes debt and equity investments to increase the supply of affordable housing. Our Capital Markets group manages our investment activity in mortgage loans, mortgage-related securities and other investments.
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Third-Quarter 2009 Results
Page Ten
Single-Family Credit Guaranty book of business was $2.90 trillion on September 30, 2009, compared with $2.87 trillion on June 30, 2009, and $2.80 trillion on December 31, 2008. Single-family guaranty fee income was $2.1 billion, compared with $1.9 billion in the second quarter of 2009. The Single-Family business lost $19.5 billion in the third quarter of 2009, driven largely by a continued elevated provision for credit losses.
Housing and Community Development’s multifamily guaranty book of business was $183.0 billion on September 30, 2009, compared with $179.6 billion on June 30, 2009, and $173.3 billion on December 31, 2008. HCD recorded $520 million of losses on partnership investments during the quarter. As with the second half of 2008 and first half of 2009, we are currently unable to recognize tax benefits generated from our partnership investments, including tax credits earned on low income housing tax credit partnership investments. HCD’s credit-related expenses were $304 million, compared with $393 million in the second quarter of 2009. The provision for credit losses of $278 million exceeded net charge-offs of $75 million by $203 million, as we continued to build our multifamily loss reserves during the third quarter of 2009 to $1.2 billion as of September 30, 2009. HCD lost $870 million in the third quarter of 2009.
Capital Markets’ net interest income was $3.7 billion in the third quarter of 2009, compared with $3.6 billion in the second quarter of 2009. Fair value losses were $1.5 billion, compared with fair value gains of $823 million in the second quarter of 2009. Net other-than-temporary impairment was $939 million, compared with other-than-temporary impairments of $753 million in the second quarter of 2009. The net mortgage investment portfolio balance was $766.4 billion, compared with $766.2 billion on June 30, 2009, resulting from purchases of $97.7 billion, liquidations of $31.7 billion, and sales of $65.9 billion during the quarter. Capital Markets earned $1.5 billion in the third quarter of 2009.
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Third-Quarter 2009 Results
Page Eleven
Other Developments
Low Income Housing Tax Credits
Prior to September 30, 2009, we entered into a nonbinding letter of intent to transfer equity interests in our low income housing tax credits investments. Under the terms of the transaction as currently contemplated, we would transfer to unrelated third-party investors approximately one-half of our LIHTC investments for a price that exceeds their current carrying value. Upon completion of the contemplated transfer, the unrelated third-party investors would be entitled to receive substantially all of the tax benefits from our LIHTC investments for a specified period of time. At a specified future date, the percentage of tax benefits the investors would receive would automatically be reduced and the percentage of tax benefits we would receive would be increased by the same amount. In addition, we could have the obligation to reacquire all or a portion of the transferred interests.
We have requested the approval of FHFA, as our conservator, to complete this transaction. FHFA has advised us that it has no objection to this transaction as it is consistent with the conservation of the assets of the corporation and that FHFA has requested Treasury’s approval under the senior preferred stock purchase agreement. As of November 5, 2009, FHFA has not yet received this approval. If in the future we determine we no longer have the intent and ability to sell or otherwise transfer our LIHTC investments for value, we would record additional other-than-temporary impairment to reduce the carrying value of our LIHTC investments to zero. As of September 30, 2009, the carrying value of our LIHTC investments was $5.2 billion.
State and Local Housing Finance Agencies
On October 19, 2009, we entered into a memorandum of understanding with Treasury, FHFA, and Freddie Mac under which we may provide assistance to state and local housing finance agencies to help them continue to meet their mission of providing affordable financing for both single-family and multifamily housing. We would provide assistance through three programs: the temporary credit and liquidity facilities program, the new issue bond program, and the multifamily credit enhancement program. The memorandum is described further in a Form 8-K filed with the Securities and Exchange Commission on October 23, 2009, and will become binding when the parties sign definitive agreements.
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Third-Quarter 2009 Results
Page Twelve
Consolidation
In June 2009, the Financial Accounting Standards Board issued new accounting standards that eliminate the concept of qualifying special-purpose entities and amend the accounting for transfers of financial assets and the consolidation model for variable-interest entities. Based on our current understanding and analysis of the requirements of the new standards and the structure of our outstanding MBS trusts, we expect to initially record the assets, liabilities and noncontrolling interests of the substantial majority of our existing outstanding MBS trusts that we will be required to consolidate on January 1, 2010 based on the unpaid principal balance as of that date. The primary components of the cumulative transition adjustment that we will record on January 1, 2010 include the following: (1) for all of our outstanding MBS trusts that we consolidate, the reversal of the related guaranty assets and guaranty obligations; (2) for all of our investments in single-class Fannie Mae MBS classified as available for sale, the reversal of the related unrealized gains and losses recorded in AOCI; and (3) for all of our investments in single-class Fannie Mae MBS classified as trading, the reversal of the related fair value gains and losses previously recorded in earnings.
These components include items that fluctuate, often significantly, from period to period due, in part to changes in market conditions, such as changes in interest rates and spreads. For example, since the end of 2008, our after-tax net unrealized gains on our investments in Fannie Mae single-class MBS fluctuated from after-tax net unrealized gains of $3.9 billion as of December 31, 2008, to $5.2 billion as of March 31, 2009, $4.5 billion as of June 30, 2009 and $5.6 billion as of September 30, 2009. Because of the significant fluctuations in the items that will affect the transition adjustment, we are not able to estimate the impact the cumulative transition adjustment will have on our net worth when we adopt these new accounting standards on January 1, 2010.
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Third-Quarter 2009 Results
Page Thirteen
# # #
Certain statements in this news release may be considered forward-looking statements within the meaning of the federal securities laws, including those relating to future market conditions; our future performance, including credit losses and credit-related expenses, and net worth; our receipt of funds from Treasury under the senior preferred stock purchase agreement; our future access to debt funding; our future accounting and its impact; the impact of and activity in and updates to the Making Home Affordable Program; our memorandum of understanding with Treasury of October 19, 2009; our future plans; and our future business activities. Although Fannie Mae believes that the expectations set forth in these statements are based upon reasonable assumptions, future conditions and events may differ materially from what is indicated in any forward-looking statements. Factors that could cause actual conditions or events to differ materially from those described in these forward-looking statements include, but are not limited to, legislative or other governmental actions relating to our business or the financial markets; our ability to manage our business to a positive net worth; adverse effects from activities we undertake, such as the Making Home Affordable Program and other federal government initiatives, to support the mortgage market and help borrowers; the investment by Treasury and its effect on our business; future amendments and guidance by the FASB; changes in the structure and regulation of the financial services industry, including government efforts improve economic conditions; our ability to access the debt capital markets; the conservatorship and its effect on our business (including our business strategies and practices); continued weakness in the housing, credit and stock markets; the depth and duration of the housing market weakness, including the extent of home price declines on a national and regional basis; the depth and duration of weak economic conditions, including unemployment rates; the level and volatility of interest rates and credit spreads; the adequacy of our combined loss reserves; pending government investigations and litigation; changes in management; the accuracy of subjective estimates used in critical accounting policies; and other factors described in Fannie Mae’s quarterly report on Form 10-Q for the quarter ended September 30, 2009 and its annual report on Form 10-K for the year ended December 31, 2008, including the “Risk Factors” and “Forward-Looking Statements” sections of these reports.
Fannie Mae exists to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by providing funds to mortgage bankers and other lenders so that they may lend to home buyers. Our job is to help those who house America.
HomeSaver Advance and Refi Plus are trademarks of Fannie Mae. Unauthorized use of these marks is prohibited.

ANNEX I
FANNIE MAE
(In conservatorship)

Condensed Consolidated Balance Sheets
(Dollars in millions, except share amounts)
(Unaudited)

	As of
	September 30,	December 31,
	2009	2008

ASSETS
Cash and cash equivalents (includes cash equivalents pledged as collateral that may be sold or repledged of $5,000 as of September 30, 2009)	$15,382	$17,933
Restricted cash	483	529
Federal funds sold and securities purchased under agreements to resell	34,856	57,418
Investments in securities:
Trading, at fair value (includes Fannie Mae MBS of $61,824 and $58,006, respectively)	97,288	90,806
Available-for-sale, at fair value (includes Fannie Mae MBS of $164,201 and $176,244, respectively)	270,557	266,488

Total investments in securities	367,845	357,294

Mortgage loans:
Loans held for sale, at lower of cost or fair value	28,948	13,270
Loans held for investment, at amortized cost	388,416	415,065
Allowance for loan losses	(8,991)	(2,923)

Total loans held for investment, net of allowance	379,425	412,142

Total mortgage loans	408,373	425,412
Advances to lenders	4,587	5,766
Accrued interest receivable	4,080	3,816
Acquired property, net	7,735	6,918
Derivative assets, at fair value	766	869
Guaranty assets	7,726	7,043
Deferred tax assets, net	1,418	3,926
Partnership investments	7,756	9,314
Servicer and MBS trust receivable	17,722	6,482
Other assets	11,546	9,684

Total assets	$890,275	$912,404

LIABILITIES AND EQUITY (DEFICIT)
Liabilities:
Accrued interest payable	$5,032	$5,947
Federal funds purchased and securities sold under agreements to repurchase	112	77
Short-term debt (includes debt at fair value of $- and $4,500, respectively)	240,795	330,991
Long-term debt (includes debt at fair value of $11,074 and $21,565, respectively)	562,195	539,402
Derivative liabilities, at fair value	1,330	2,715
Reserve for guaranty losses (includes $4,993 and $1,946, respectively related to Fannie Mae MBS included in Investments in securities)	56,905	21,830
Guaranty obligations (includes $520 and $755, respectively related to Fannie Mae MBS included in Investments in securities)	13,169	12,147
Partnership liabilities	2,783	3,243
Servicer and MBS trust payable	19,343	6,350
Other liabilities	3,571	4,859

Total liabilities	905,235	927,561

Commitments and contingencies (Note 19)	—	—
Equity (Deficit):
Fannie Mae stockholders’ equity (deficit):
Senior preferred stock, 1,000,000 shares issued and outstanding as of September 30, 2009 and December 31, 2008	45,900	1,000
Preferred stock, 700,000,000 shares are authorized— 581,915,187 and 597,071,401 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	20,457	21,222
Common stock, no par value, no maximum authorization—1,262,316,235 and 1,238,880,988 shares issued as of September 30, 2009 and December 31, 2008 respectively; 1,109,987,342 shares and 1,085,424,213 shares outstanding as of September 30, 2009 and December 31, 2008, respectively	663	650
Additional paid-in capital	3,111	3,621
Accumulated deficit	(75,063)	(26,790)
Accumulated other comprehensive loss	(2,739)	(7,673)
Treasury stock, at cost, 152,328,893 shares and 153,456,775 shares as of September 30, 2009 and December 31, 2008 respectively	(7,394)	(7,344)

Total Fannie Mae stockholders’ deficit	(15,065)	(15,314)

Noncontrolling interest	105	157

Total deficit	(14,960)	(15,157)

Total liabilities and equity (deficit)	$890,275	$912,404

See Notes to Condensed Consolidated Financial Statements

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Operations
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	For the
	Three Months		For the
	Ended		Nine Months
	September 30,		Ended September 30,
	2009	2008	2009	2008

Interest income:
Trading securities	$862	$1,416	$2,775	$4,529
Available-for-sale securities	3,475	3,295	10,503	9,467
Mortgage loans	5,290	5,742	16,499	17,173
Other	48	310	314	1,000

Total interest income	9,675	10,763	30,091	32,169

Interest expense:
Short-term debt	390	1,680	2,097	5,928
Long-term debt	5,455	6,728	17,181	20,139

Total interest expense	5,845	8,408	19,278	26,067

Net interest income	3,830	2,355	10,813	6,102

Guaranty fee income (includes imputed interest of $461 and $481, for the three months ended September 30, 2009 and 2008, respectively, and $932 and $1,035 for the nine months ended September 30, 2009 and 2008, respectively)	1,923	1,475	5,334	4,835
Trust management income	12	65	36	247
Investment gains (losses), net	785	219	963	(213)
Other-than-temporary impairments	(1,018)	(1,843)	(7,768)	(2,405)
Less: Noncredit portion of other-than-temporary impairments recognized in other comprehensive loss	79	—	423	—

Net other-than-temporary impairments	(939)	(1,843)	(7,345)	(2,405)
Fair value losses, net	(1,536)	(3,947)	(2,173)	(7,807)
Debt extinguishment gains (losses), net	(11)	23	(280)	(158)
Losses from partnership investments	(520)	(587)	(1,448)	(923)
Fee and other income	182	164	547	616

Non-interest loss	(104)	(4,431)	(4,366)	(5,808)

Administrative expenses:
Salaries and employee benefits	293	167	831	757
Professional services	178	139	501	389
Occupancy expenses	47	52	141	161
Other administrative expenses	44	43	122	118

Total administrative expenses	562	401	1,595	1,425
Provision for credit losses	21,896	8,763	60,455	16,921
Foreclosed property expense	64	478	1,161	912
Other expenses	231	195	828	802

Total expenses	22,753	9,837	64,039	20,060

Loss before federal income taxes and extraordinary losses	(19,027)	(11,913)	(57,592)	(19,766)
Provision (benefit) for federal income taxes	(143)	17,011	(743)	13,607

Loss before extraordinary losses	(18,884)	(28,924)	(56,849)	(33,373)
Extraordinary losses, net of tax effect	—	(95)	—	(129)

Net loss	(18,884)	(29,019)	(56,849)	(33,502)
Less: Net loss attributable to the noncontrolling interest	12	25	55	22

Net loss attributable to Fannie Mae	(18,872)	(28,994)	(56,794)	(33,480)
Preferred stock dividends	(883)	(419)	(1,323)	(1,044)

Net loss attributable to common stockholders	$(19,755)	$(29,413)	$(58,117)	$(34,524)

Loss per share:
Basic	$(3.47)	$(13.00)	$(10.24)	$(24.24)
Diluted	(3.47)	(13.00)	(10.24)	(24.24)
Cash dividends per common share	$—	$0.05	$—	$0.75
Weighted-average common shares outstanding:
Basic and Diluted	5,685	2,262	5,677	1,424

See Notes to Condensed Consolidated Financial Statements

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
(Unaudited)

	For the
	Nine Months
	Ended September 30,
	2009	2008

Cash flows (used in) provided by operating activities:
Net loss	$(56,849)	$(33,502)
Amortization of debt cost basis adjustments	2,802	6,497
Provision for credit losses	60,455	16,921
Valuation losses	2,961	7,303
Derivatives fair value adjustments	(708)	(1,952)
Current and deferred federal income taxes	(1,861)	12,762
Purchases of loans held for sale	(91,889)	(38,351)
Proceeds from repayments of loans held for sale	1,991	443
Net decrease in trading securities	9,150	71,193
Other, net	(4,575)	(1,184)

Net cash (used in) provided by operating activities	(78,523)	40,130
Cash flows provided by (used in) investing activities:
Purchases of trading securities held for investment	(27,183)	(7,625)
Proceeds from maturities of trading securities held for investment	9,413	7,318
Proceeds from sales of trading securities held for investment	7,395	2,824
Purchases of available-for-sale securities	(158,893)	(102,761)
Proceeds from maturities of available-for-sale securities	37,842	25,799
Proceeds from sales of available-for-sale securities	270,678	102,044
Purchases of loans held for investment	(35,169)	(48,874)
Proceeds from repayments of loans held for investment	45,786	37,169
Advances to lenders	(66,017)	(69,541)
Proceeds from disposition of acquired property	15,791	7,013
Reimbursements to servicers for loan advances	(19,186)	(10,389)
Net change in federal funds sold and securities purchased under agreements to resell	23,101	15,135
Other, net	(446)	(107)

Net cash provided by (used in) investing activities	103,112	(41,995)
Cash flows (used in) provided by financing activities:
Proceeds from issuance of short-term debt	1,118,028	1,439,170
Payments to redeem short-term debt	(1,210,316)	(1,398,756)
Proceeds from issuance of long-term debt	232,978	218,052
Payments to redeem long-term debt	(211,457)	(230,081)
Proceeds from issuance of common stock and preferred stock	—	7,211
Proceeds from senior preferred stock agreement with Treasury	44,900	—
Net change in federal funds purchased and securities sold under agreements to repurchase	47	403
Other, net	(1,320)	(1,774)

Net cash (used in) provided by financing activities	(27,140)	34,225
Net (decrease) increase in cash and cash equivalents	(2,551)	32,360
Cash and cash equivalents at beginning of period	17,933	3,941

Cash and cash equivalents at end of period	$15,382	$36,301

Cash paid during the period for:
Interest	$21,403	$27,464
Income taxes	876	845
Non-cash activities:
Securitization-related transfers from mortgage loans held for sale to investments in securities	$102,027	$32,609
Net transfers of mortgage loans held for investment to mortgage loans held for sale	7,604	(5,819)
Net consolidation transfers from investment in securities to mortgage loans held for sale	19,762	(850)
Net transfers from available-for-sale securities to mortgage loans held for sale	1,536	1,073
Transfers from advances to lenders to investments in securities (including transfers to trading securities of $2,032 and $40,660 for the nine months ended September 30, 2009 and 2008, respectively)	65,218	68,909
Net consolidation-related transfers from investments in securities to mortgage loans held for investment	2,217	(16,210)
Net transfers from mortgage loans to acquired property	3,744	3,143
Transfers to trading securities from the effect of adopting the FASB guidance on the fair value option for financial instruments	—	56,217

See Notes to Condensed Consolidated Financial Statements

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Changes in Equity (Deficit)
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Fannie Mae Stockholders’ Equity
								Retained	Accumulated
	Shares Outstanding						Additional	Earnings	Other		Non	Total
	Senior			Senior	Preferred	Common	Paid-In	(Accumulated	Comprehensive	Treasury	Controlling	Equity
	Preferred	Preferred	Common	Preferred	Stock	Stock	Capital	Deficit)	Loss(1)	Stock	Interest	(Deficit)

Balance as of December 31, 2007	—	466	974	$—	$16,913	$593	$1,831	$33,548	$(1,362)	$(7,512)	$107	$44,118
Cumulative effect from the adoption of the FASB guidance on the fair value option for financial instruments and the FASB guidance on fair value measurement, net of tax	—	—	—	—	—	—	—	148	(93)	—	—	55

Balance as of January 1, 2008, adjusted	—	466	974	—	16,913	593	1,831	33,696	(1,455)	(7,512)	107	44,173
Change in Investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	74	74
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(33,480)	—	—	(22)	(33,502)
Other comprehensive loss, net of tax effect:
Changes in net unrealized gains (losses) on available- for-sales securities, net of other-than-temporary impairments (net of tax of $3,629)	—	—	—	—	—	—	—	—	(6,740)	—	—	(6,740)
Reclassification adjustment for gains included in net loss (net of tax of $35)	—	—	—	—	—	—	—	—	(65)	—	—	(65)
Unrealized losses on guaranty assets and guaranty fee buy-ups	—	—	—	—	—	—	—	—	(113)	—	—	(113)
Amortization of net cash flow hedging losses	—	—	—	—	—	—	—	—	(5)	—	—	(5)
Prior service cost and actuarial gains, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	9	—	—	9

Total comprehensive loss												(40,416)
Common stock dividends ($0.75 per share)	—	—	—	—	—	—	—	(741)	—	—	—	(741)
Common stock issued	—	—	94	—	—	49	2,477	—	—	—	—	2,526
Common stock warrant issued	—	—	—	—	—	—	3,518	—	—	—	—	3,518
Preferred stock dividends declared	—	—	—	—	—	—	—	(1,038)	—	—	—	(1,038)
Senior preferred stock issued	1	—	—	1,000	—	—	—	—	—	—	—	1,000
Preferred stock issued	—	141			4,812	—	(127)	—	—	—	—	4,685
Treasury commitment	—	—	—	—	—	—	(4,518)	—	—	—	—	(4,518)
Other, employee benefit plans	—	—	2	—	—	—	(28)	—	—	200	—	172

Balance as of September 30, 2008	1	607	1,070	$1,000	$21,725	$642	$3,153	$(1,563)	$(8,369)	$(7,312)	$159	$9,435

See Notes to Condensed Consolidated Financial Statements

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Changes in Equity (Deficit)—(Continued)

	Fannie Mae Stockholders’ Equity
								Retained	Accumulated
	Shares Outstanding						Additional	Earnings	Other		Non	Total
	Senior			Senior	Preferred	Common	Paid-In	(Accumulated	Comprehensive	Treasury	Controlling	Equity
	Preferred	Preferred	Common	Preferred	Stock	Stock	Capital	Deficit)	Loss(1)	Stock	Interest	(Deficit)

Balance as of January 1, 2009	1	597	1,085	$1,000	$21,222	$650	$3,621	$(26,790)	$(7,673)	$(7,344)	$157	$(15,157)
Cumulative effect from the adoption of the FASB guidance on the recognition and presentation of the other-than-temporary impairments, net of tax	—	—	—	—	—	—	—	8,520	(5,556)	—	—	2,964
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	3	3
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(56,794)	—	—	(55)	(56,849)
Other comprehensive loss, net of tax effect:
Changes in net unrealized gains (losses) on available-for-sales securities, net of other-than-temporary impairments (net of tax of $4,830)	—	—	—	—	—	—	—	—	8,970	—	—	8,970
Unrealized other-than-temporary impairment gains (net of tax of $745)	—	—	—	—	—	—	—	—	1,483	—	—	1,483
Reclassification adjustment for gains included in net loss (net of tax of $102)	—	—	—	—	—	—	—	—	(190)	—	—	(190)
Amortization of net cash flow hedging gains	—	—	—	—	—	—	—	—	9	—	—	9
Unrealized gains on guaranty assets and guaranty fee buy-ups	—	—	—	—	—	—	—	—	196	—	—	196
Prior service cost and actuarial gains, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	22	—	—	22

Total comprehensive loss												(46,359)
Senior preferred stock dividends	—	—	—	—	—	—	(1,320)	—	—	—	—	(1,320)
Increase to senior preferred liquidation preference	—	—	—	44,900	—	—	—	—	—	—	—	44,900
Conversion of convertible preferred stock into common stock	—	(15)	24	—	(765)	13	752	—	—	—	—	—
Other, employee benefit plans	—	—	1	—	—	—	58	1	—	(50)	—	9

Balance as of September 30, 2009	1	582	1,110	$45,900	$20,457	$663	$3,111	$(75,063)	$(2,739)	$(7,394)	$105	$(14,960)

(1)	As of September 30, 2009, accumulated other comprehensive loss is comprised of $4.1 billion in net unrealized losses on available-for-sale securities for which an other-than-temporary impairment was previously recognized, net of tax; $1.5 billion in net unrealized gains on available-for-sale securities for which other-than-temporary impairment has not been previously recognized, net of tax; and $120 million in net unrealized losses on all other components. As of September 30, 2008, accumulated other comprehensive loss is comprised of $8.5 billion in net unrealized losses on available-for-sale securities, net of tax, and $175 million in net unrealized gains on all other components, net of tax.

See Notes to Condensed Consolidated Financial Statements

Supplemental Non-GAAP Consolidated Fair Value Balance Sheets

	As of September 30, 2009				As of December 31, 2008
	GAAP				GAAP
	Carrying	Fair Value	Estimated		Carrying	Fair Value	Estimated
	Value	Adjustment(1)	Fair Value		Value	Adjustment(1)	Fair Value
	(Dollars in millions)

Assets:
Cash and cash equivalents	$15,865	$—	$15,865	(2)	$18,462	$—	$18,462	(2)
Federal funds sold and securities purchased under agreements to resell	34,856	—	34,856	(2)	57,418	2	57,420	(2)
Trading securities	97,288	—	97,288	(2)	90,806	—	90,806	(2)
Available-for-sale securities	270,557	—	270,557	(2)	266,488	—	266,488	(2)
Mortgage loans:
Mortgage loans held for sale	28,948	1,545	30,493	(3)	13,270	351	13,621	(3)
Mortgage loans held for investment, net of allowance for loan losses	379,425	12,645	392,070	(3)	412,142	3,069	415,211	(3)
Guaranty assets of mortgage loans held in portfolio	—	2,770	2,770	(3)(4)	—	2,255	2,255	(3)(4)
Guaranty obligations of mortgage loans held in portfolio	—	(20,929)	(20,929	)(3)(4)	—	(11,396)	(11,396	)(3)(4)

Total mortgage loans	408,373	(3,969)	404,404	(2)(3)	425,412	(5,721)	419,691	(2)(3)
Advances to lenders	4,587	(307)	4,280	(2)	5,766	(354)	5,412	(2)
Derivative assets at fair value	766	—	766	(2)	869	—	869	(2)
Guaranty assets and buy-ups, net	8,739	4,154	12,893	(2)(4)	7,688	1,336	9,024	(2)(4)

Total financial assets	841,031	(122)	840,909	(2)	872,909	(4,737)	868,172	(2)
Master servicing assets and credit enhancements	843	5,843	6,686	(4)(5)	1,232	7,035	8,267	(4)(5)
Other assets	48,401	(16)	48,385	(5)(6)	38,263	(2)	38,261	(5)(6)

Total assets	$890,275	$5,705	$895,980		$912,404	$2,296	$914,700

Liabilities:
Federal funds purchased and securities sold under agreements to repurchase	$112	$1	$113	(2)	$77	$—	$77	(2)
Short-term debt	240,795 (7)	204	240,999	(2)	330,991 (7)	1,299	332,290	(2)
Long-term debt	562,195 (7)	26,431	588,626	(2)	539,402 (7)	34,879	574,281	(2)
Derivative liabilities at fair value	1,330	—	1,330	(2)	2,715	—	2,715	(2)
Guaranty obligations	13,169	111,928	125,097	(2)	12,147	78,728	90,875	(2)

Total financial liabilities	817,601	138,564	956,165	(2)	885,332	114,906	1,000,238	(2)
Other liabilities	87,634	(57,525)	30,109	(8)	42,229	(22,774)	19,455	(8)

Total liabilities	905,235	81,039	986,274		927,561	92,132	1,019,693
Equity (deficit):
Fannie Mae stockholders’ equity (deficit):
Senior preferred(9)	45,900	—	45,900		1,000	—	1,000
Preferred	20,457	(19,255)	1,202		21,222	(20,674)	548
Common	(81,422)	(56,079)	(137,501)		(37,536)	(69,162)	(106,698)

Total Fannie Mae stockholders’ deficit/non-GAAP fair value of net assets	$(15,065)	$(75,334)	$(90,399)		$(15,314)	$(89,836)	$(105,150)
Noncontrolling interests	105	—	105		157	—	157

Total deficit	(14,960)	(75,334)	(90,294)		(15,157)	(89,836)	(104,993)

Total liabilities and stockholders’ equity	$890,275	$5,705	$895,980		$912,404	$2,296	$914,700

See Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

(1)	Each of the amounts listed as a “fair value adjustment” represents the difference between the carrying value included in our GAAP consolidated balance sheets and our best judgment of the estimated fair value of the listed item.

(2)	We determined the estimated fair value of these financial instruments in accordance with the FASB fair value guidance as described in “Notes to Condensed Consolidated Financial Statements—Note 18, Fair Value of Financial Instruments.”

(3)	For business segment reporting purposes, we allocate intra-company guaranty fee income to our Single-Family and HCD businesses for managing the credit risk on mortgage loans held in portfolio by our Capital Markets group and charge a corresponding fee to our Capital Markets group. In computing this intra-company allocation, we disaggregate the total mortgage loans reported in our GAAP condensed consolidated balance sheets, which consists of “Mortgage loans held for sale” and “Mortgage loans held for investment, net of allowance for loan losses” into components that separately reflect the value associated with credit risk, which is managed by our guaranty businesses, and the interest rate risk, which is managed by our Capital Markets group. We report the estimated fair value of the credit risk components separately in our supplemental non-GAAP consolidated fair value balance sheets as “Guaranty assets of mortgage loans held in portfolio” and “Guaranty obligations of mortgage loans held in portfolio.” We report the estimated fair value of the interest rate risk components in our supplemental non-GAAP consolidated fair value balance sheets as “Mortgage loans held for sale” and “Mortgage loans held for investment, net of allowance for loan losses.” Taken together, these four components represent the estimated fair value of the total mortgage loans reported in our GAAP condensed consolidated balance sheets. We believe this presentation provides transparency into the components of the fair value of the mortgage loans associated with the activities of our guaranty businesses and the components of the activities of our Capital Markets group, which is consistent with the way we manage risks and allocate revenues and expenses for segment reporting purposes. While the carrying values and estimated fair values of the individual line items may differ from the amounts presented in “Notes to Condensed Consolidated Financial Statements—Note 18, Fair Value of Financial Instruments” of the condensed consolidated financial statements in this report, the combined amounts together equal the carrying value and estimated fair value amounts of total mortgage loans in Note 18.

(4)	In our GAAP condensed consolidated balance sheets, we report the guaranty assets associated with our outstanding Fannie Mae MBS and other guarantees as a separate line item and include buy-ups, master servicing assets and credit enhancements associated with our guaranty assets in “Other assets.” On a GAAP basis, our guaranty assets totaled $7.7 billion and $7.0 billion as of September 30, 2009 and December 31, 2008, respectively. The associated buy-ups totaled $1.0 billion and $645 million as of September 30, 2009 and December 31, 2008, respectively. In our non-GAAP fair value balance sheets, we also disclose the estimated guaranty assets and obligations related to mortgage loans held in our portfolio. The aggregate estimated fair value of the guaranty asset-related components totaled $1.4 billion and $8.2 billion as of September 30, 2009 and December 31, 2008, respectively. These components represent the sum of the following line items in this table: (i) Guaranty assets of mortgage loans held in portfolio; (ii) Guaranty obligations of mortgage loans held in portfolio, (iii) Guaranty assets and buy-ups; and (iv) Master servicing assets and credit enhancements. See “Part II—Item 7—MD&A—Critical Accounting Policies and Estimates—Fair Value of Financial Instruments—Fair Value of Guaranty Obligations” of our 2008 Form 10-K.

(5)	The line items “Master servicing assets and credit enhancements” and “Other assets” together consist of the assets presented on the following six line items in our GAAP condensed consolidated balance sheets: (i) Accrued interest receivable; (ii) Acquired property, net; (iii) Deferred tax assets, net; (iv) Partnership investments; (v) Servicer and MBS trust receivable and (vi) Other assets. The carrying value of these items in our GAAP condensed consolidated balance sheets together totaled $50.3 billion and $40.1 billion as of September 30, 2009 and December 31, 2008, respectively. We deduct the carrying value of the buy-ups associated with our guaranty obligation, which totaled $1.0 billion and $645 million as of September 30, 2009 and December 31, 2008, respectively, from “Other assets” reported in our GAAP condensed consolidated balance sheets because buy-ups are a financial instrument that we combine with guaranty assets in our disclosure in Note 18. We have estimated the fair value of master servicing assets and credit enhancements based on our fair value methodologies described in “Notes to Consolidated Financial Statements—Note 20, Fair Value of Financial Instruments” of our 2008 Form 10-K.

(6)	With the exception of LIHTC partnership investments, the GAAP carrying values of other assets generally approximate fair value. Our LIHTC partnership investments, including restricted cash from consolidations, had a carrying value of $5.3 billion and $6.3 billion and an estimated fair value of $5.4 billion and $6.5 billion as of September 30, 2009 and December 31, 2008, respectively. We assume that certain other assets, consisting primarily of prepaid expenses, have no fair value.

(7)	Includes certain short-term debt and long-term debt instruments that we elected to report at fair value in our GAAP condensed consolidated balance sheets. We did not elect to report any short-term debt instruments at fair value as of September 30, 2009. Includes long-term debt with a reported fair value of $11.1 billion as of September 30, 2009. Includes short-term and long-term debt instruments with a reported fair value of $4.5 billion and $21.6 billion, respectively, as of December 31, 2008.

(8)	The line item “Other liabilities” consists of the liabilities presented on the following five line items in our GAAP condensed consolidated balance sheets: (i) Accrued interest payable; (ii) Reserve for guaranty losses; (iii) Partnership liabilities; (iv) Servicer and MBS trust payable; and (v) Other liabilities. The carrying value of these items in our GAAP condensed consolidated balance sheets together totaled $87.6 billion and $42.2 billion as of September 30, 2009 and December 31, 2008, respectively. The GAAP carrying values of these other liabilities generally approximate fair value. We assume that certain other liabilities, such as deferred revenues, have no fair value. Although we report the “Reserve for guaranty losses” as a separate line item on our condensed consolidated balance sheets, it is incorporated into and reported as part of the fair value of our guaranty obligations in our non-GAAP supplemental consolidated fair value balance sheets.

(9)	The estimated fair value of the senior preferred stock is the same as the carrying value, as the fair value is based on the liquidation preference.